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                                                                       EXHIBIT 5


                       [Letterhead of Faegre & Benson LLP]

                                  March 5, 2002

BUCA, Inc.
1300 Nicollet Mall, Suite 5003
Minneapolis, Minnesota  55403

     Re:  Form S-8 Registration Statement

Ladies and Gentlemen:

     Reference is made to the Registration Statement of BUCA, Inc. (the "Company") on Form S-8 (the "Registration Statement") relating to the BUCA Key Employee Share Option Plan (the "Plan"), being filed with the Securities and Exchange Commission, pursuant to which plan obligations will be offered under the Plan (the "Plan Obligations").

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates of public officials, and other documents as we have deemed necessary or relevant as a basis for our opinion set forth herein.

     On the basis of the foregoing, it is our opinion that the Plan Obligations, when issued and delivered as contemplated by the Registration Statement and the Plan, will be duly authorized and will constitute valid and binding obligations of the Company, except as enforcement thereof may be limited by bankruptcy, insolvency, or other laws of general applicability relating to or affecting enforcement of creditors' rights or by general principles of equity.

     Our opinion is limited to the current laws of the State of Minnesota.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,

                                       /s/ Faegre & Benson LLP

                                       FAEGRE & BENSON LLP